news release

Contact Information:
Steve Berry	Erica Mannion
NeoMagic Corporation	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
(408) 988-7020	(212) 766-1800

NeoMagic Delays Release of Second Quarter Financial Information

Santa Clara, Calif. - September 17, 2007 - NeoMagic Corporation (Nasdaq: NMGC) announced today that that it will postpone the filing of its Quarterly Report on Form 10-Q for the quarter ended July 29, 2007 until completion of an internal review initiated by its Audit Committee. The review relates to the terms of the Company’s agreements with its customers and the timing of revenue recognition. It is currently expected that the review will be completed within the next three weeks.

Upon completion of the review, the Company plans promptly to announce and hold a conference call regarding its financial performance for the second quarter of fiscal 2008 and to file its Quarterly Report on Form 10-Q. Prior to that time, the Company does not intend to provide updates on the status of the review.

About NeoMagic
NeoMagic Corporation delivers semiconductor chips and software that provide mobile solutions that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, T-DMB, E-DMB and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a broad patent portfolio that covers NeoMagic's proprietary array processing technology, embedded DRAM and other technology. Information on the Company may be found on the World Wide Web at www.neomagic.com.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements in this press release include the anticipated timing of completion of the review and the Company’s intention to prepare, release and file financial information regarding the quarter ended July 29, 2007 promptly thereafter. Risks that could cause actual events to differ materially from the Company’s forward-looking statements include encountering unexpected information regarding the Company’s customer relationships and agreements, or being unable to schedule interviews or to complete the review of information as quickly as expected. For a discussion of risk factors affecting the Company’s business generally, please see the Company’s filings with the United States Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K for the fiscal year ended January 28, 2007 and the Quarterly Report for the fiscal quarter ended April 29, 2007, which are available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company, except as may be required by law.

NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic and NeoMobileTV are trademarks, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.